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                                                                       EXHIBIT 5
                   OPINION OF BROBECK, PHLEGER & HARRISON LLP
                                April 2, 2002

DoubleClick Inc.
450 West 33rd Street
New York, New York 10001

     Re: DoubleClick Inc. Registration Statement on Form S-8 for an aggregate of 111,729 Shares of Common Stock and Related Stock Options

Ladies and Gentlemen:

     We have acted as counsel to DoubleClick Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 111,729 shares of common stock (the "Shares") and related stock options for issuance under the MessageMedia, Inc. 1995 Stock Plan (the "1995 Plan"), the MessageMedia, Inc. 1999 Non-Officer Stock Option Plan (the "1999 Plan"), the Decisive Technology Corporation 1996 Stock Option Plan (the "Decisive Plan", and, together with the 1995 Plan and the 1999 Plan, the "Assumed Plans"), and the option agreements listed on Schedule 1 attached hereto (the "Agreements," and collectively with the Assumed Plans, the "Plans.")

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the assumption of the Plans, and the outstanding options thereunder. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the applicable Plan, and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and non-assessable.





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     We consent to the filing of this opinion letter as Exhibit 5 to the
Registration Statement.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, or the shares of Common Stock issuable under the Plans.

                                   Very truly yours,



                                   /s/ Brobeck, Phleger & Harrison LLP

                                   BROBECK, PHLEGER & HARRISON LLP



                                   Schedule 1

1. Randall Bachmeyer Agreement No. 1
2. Randall Bachmeyer Agreement No. 2
3. Christopher Buss Agreement
4. Jon Clark Agreement
5. Daniel Foster Agreement
6. Laurence Jones Agreement
7. Gerald Poch Agreement